EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Sigma Designs, Inc. on Form S-8 of our reports dated March 25, 2011, with respect to the consolidated balance sheets of Sigma Designs, Inc. and subsidiaries as of January 29, 2011 and January 30, 2010, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended January 29, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 29, 2011, which reports appear in the January 29, 2011 annual report on Form 10-K of Sigma Designs, Inc.

/s/ ARMANINO McKENNA LLP

San Ramon, California
March 25, 2011